Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
October 23, 2009	President and CEO
or
Pamela M. Gregio
Investor Relations
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES FIRST QUARTER ENDED SEPTEMBER 30, 2009 NET INCOME AND EARNINGS PER SHARE

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $171 thousand or $0.08 per diluted share, for the three months ended September 30, 2009 as compared to net income of $757 thousand or $0.35 per diluted share for the same period in 2008. The $586 thousand decrease in net income during the quarter was primarily attributable to an $863 thousand decrease in net interest income and a $14 thousand decrease in non-interest income which were partially offset by a $237 thousand decrease in income tax expense and a $63 thousand decrease in non-interest expense.

The decrease in net interest income was caused by a $1,685 thousand decrease in total interest income which was partially offset by an $822 thousand decrease in total interest expense. The decrease in total interest income was attributable to lower revenues (in thousands) earned on our floating rate mortgage-backed securities ($1,393), callable U.S. Government agency bonds ($1,075) and the elimination of dividends paid by the Federal Home Loan Bank of Pittsburgh ($91), which were partially offset by revenue gains in corporate securities ($698), certificates of deposit ($100) and loans ($76). The decrease in total interest expense was attributable to lower expenses paid (in thousands) on short-term borrowings ($423), deposits ($329) and long-term borrowings ($70). The decrease in non-interest income was primarily attributable to decreases in service fee income on deposit accounts. The decrease in income tax expense was attributable to lower levels of taxable income. The decrease in non-interest expense was primarily attributable to a decrease in charitable contributions eligible for PA tax credits and a decrease in employee related expenses, which were partially offset by an increase in the Federal Deposit Insurance expense.

The Company’s first quarter earnings were adversely impacted by low market interest rates as opposed to loan write-offs. This period of low interest rates is expected to continue throughout most of fiscal 2010. During the first quarter of fiscal 2010, we better positioned our balance sheet and franchise by reducing overall leverage, increasing deposits, avoiding low yielding assets, selectively pursuing seasoned new construction builders and increasing our Tier I leverage ratio to 8.12%.

Looking ahead, we believe that our net interest income should significantly improve over time. Our legacy long-term FHLB advances, taken out a number of years ago when interest rates were higher, will begin to mature as shown below.

Quarter Ended	Amount/$MM	Weighted Avg. Rate
06/30/10	$20.579	5.86%
09/30/10	$25.000	5.77%
12/31/10	$35.000	5.44%
03/31/11	$10.000	4.99%
06/30/11	$17.000	5.28%

In addition, our substantial floating rate mortgage-backed securities portfolio should perform well when interest rates begin to rise.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	September 30, 2009 (Unaudited)	June 30, 2009 (Unaudited)
Total assets	$369,989	$419,434

Cash and Cash Equivalents	3,376	21,828

Certificates of Deposits	18,525	24,719

Investment securities held-to-maturity	120,195	123,128

Mortgage-backed securities held-to-maturity	152,707	174,129

Net loans receivable	58,069	58,148

Deposits	148,857	146,315

FHLB advances: long-term	130,079	130,079

FHLB advances: short-term	0	0

FRB short-term borrowings	55,300	108,800

Other short-term borrowings	0	0

Equity	30,965	31,123

Book value per share	14.96	15.03

Return on average assets	0.18%	0.67%

Return on average equity	2.19%	9.15%

Tier I leverage ratio	8.12%	7.35%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended September 30, (Unaudited)
	2009	2008
Interest income	$3,199	$4,884
Interest expense	2,213	3,035

Net interest income	986	1,849
Provision for (recovery of) loan losses	3	(6)

Net interest income after provision for (recovery of) loan losses	983	1,855
Non-interest income	153	167
Non-interest expense	910	973

Income before income tax expense	226	1,049
Income taxes	55	292

NET INCOME	$171	$757

EARNINGS PER SHARE:
Basic	$0.08	$0.35
Diluted	$0.08	$0.35

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	2,070,085	2,191,776
Diluted	2,070,085	2,191,783